SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement
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[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

Columbia Bancorp

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[X]	Fee not required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

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[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

March 10, 2004

Dear Fellow Shareholder:

On behalf of the Board of Directors, I invite you to attend Columbia Bancorp’s 2004 Annual Shareholders Meeting at Columbia Gorge Discovery Center, 5000 Discovery Drive, The Dalles, Oregon, on Thursday, April 22, 2004, at 6:30 p.m. The Discovery Center will open at 5:45 p.m. and hors d’oeuvres and beverages will be provided at that time. The meeting will begin promptly at 6:30 p.m. in the M.J. Murdock Theater.

The Columbia Gorge Discovery Center is located at the West end of The Dalles. From I-84, take Exit 82. You will follow the Historic Highway #30 West approximately one mile. Turn right on Discovery Drive. There are signs to guide you there.

I hope that you will be able to attend the meeting. It is always a pleasure to meet and become better acquainted with the shareholders of Columbia Bancorp.

Using the telephone, you can vote anytime, 24 hours a day. Or if you prefer, you can return the enclosed paper ballot in the envelope provided. Please do not return the enclosed paper ballot if you are voting by telephone. Telephone voting is fast and convenient, and allows your vote to be immediately confirmed and tabulated. Most important, by using the telephone, you help Columbia Bancorp reduce postage and proxy tabulation costs. The telephone number is 1-800-560-1965. You will be prompted to enter our 3-digit Company Number, which is 201, and your 7-digit Control Number that is listed at the top of your proxy. Then simply follow the instructions provided.

Thank you for your continued support of Columbia Bancorp.

Very truly yours,

Roger L. Christensen
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 22, 2004

TO OUR SHAREHOLDERS:

     NOTICE IS HEREBY GIVEN that the 2004 Annual Meeting of Shareholders of Columbia Bancorp (“Columbia”), will be held at 6:30 p.m. Pacific Time on Thursday, April 22, 2004, at the Columbia Gorge Discovery Center, 5000 Discovery Drive, The Dalles, Oregon, for the following purposes:

1.	To consider and act upon the election of four (4) directors of Columbia.

2.	To transact such other business as may properly come before the Annual Meeting and any postponements or adjournments thereof.

     Only shareholders of record at the close of business on March 1, 2004, are entitled to vote at the Annual Meeting or any postponement or adjournment.

     All shareholders are invited to attend the Annual Meeting. If you are not able to do so and wish your shares to be voted, it is important that you vote by telephone (see the attached instruction form) or complete, sign, date and promptly return the accompanying proxy in the enclosed postage-paid envelope.

By order of the Board of Directors.

Greg B. Spear Secretary

March 10, 2004

WE URGE YOU TO VOTE BY TELEPHONE OR SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

COLUMBIA BANCORP
401 East Third Street, Suite 200
The Dalles, Oregon 97058
(541) 298-6649

ANNUAL MEETING PROXY STATEMENT

Date of Proxy Statement: March 1, 2004

     This Proxy Statement, dated March 1, 2004, is furnished in connection with the solicitation of proxies by the Board of Directors of Columbia Bancorp (“Columbia”) to be used at the 2004 Annual Meeting of Columbia’s shareholders to be held on April 22, 2004, at 6:30 p.m. Pacific Time, at the Columbia Gorge Discovery Center, 5000 Discovery Drive, The Dalles, Oregon. The approximate date of mailing of this Proxy Statement and the accompanying form of proxy is March 10, 2004. Columbia’s 2003 Annual Report is being mailed to shareholders of Columbia with this Proxy Statement.

PROXIES AND VOTING AT THE ANNUAL MEETING

     The only class of issued and outstanding stock of Columbia is its common stock, no par value. At March 1, 2004, the record date for determining shareholders entitled to vote at the Annual Meeting, there were 8,775,821 shares of common stock issued and outstanding. Each holder of outstanding shares of common stock on the record date is entitled to one vote for each share held on every matter submitted at the Annual Meeting. Shareholders are not permitted to cumulate their votes for directors.

     A majority of the outstanding common stock must be represented at the Annual Meeting in person or by proxy in order to constitute a quorum for the transaction of business. The matters to be voted on must be approved by an affirmative vote of the holders of a majority of the common stock of Columbia, except as otherwise described below. Shareholders who do not vote (either in person, by telephone or by submitting a proxy), including broker non-votes, will be considered abstentions and will not be counted toward the quorum.

     If a proxy in the accompanying form is executed and returned, the shares represented thereby will be voted in accordance with the instructions given in the proxy. If no instructions are given, the proxy holders will vote in favor of the Board of Director’s nominees for directors, and at their discretion as to any other matters that may come before the Annual Meeting. Any proxy may be revoked prior to its exercise by giving written notice of revocation to the Secretary of Columbia or by submitting to the Secretary a duly executed proxy bearing a later date. The attendance of a shareholder at the Annual Meeting will not by itself revoke such shareholder’s proxy. Ballots or proxies may be counted by personnel of Columbia’s subsidiary, Columbia River Bank (“CRB”), or by Columbia’s transfer agent, Wells Fargo Shareowner Services.

     The cost of this proxy solicitation will be borne by Columbia. Columbia does not expect to pay any compensation for the solicitation of proxies but may reimburse brokers, banks and other nominees for their expenses in sending proxy material to principals and obtaining their proxies. In addition to the solicitation of proxies by mail, Columbia may also authorize its officers, or the officers and employees of CRB, to solicit proxies from shareholders, either in person or by telephone, fax, e-mail or letter. Such persons will not be specially compensated for these activities.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding ownership of Columbia’s common stock by each person known to Columbia to own more than 5% of the outstanding shares of common stock on February 20, 2004.

	Total
Name and Address of	Beneficial
Beneficial Owner	Ownership[1]	Percent
Banc Fund IV L.P.	718,033	8.2%
208 S. LaSalle Street
Chicago IL 60604

(1) Information based on Form 13F filed by Banc Fund IV L.P. on December 31, 2003, with the Securities and Exchange Commission.

     The following table sets forth the shares of Columbia’s common stock owned by each director of Columbia, each nominee for election as a director of Columbia, certain executive officers of Columbia and all listed executive officers and directors as a group on February 20, 2004.

	Direct	Indirect		Total
	Beneficial	Beneficial	Exercisable	Beneficial	Percent of
Name of Beneficial Owner	Ownership	Ownership	Options[1]	Ownership[2]	Class
Robert L.R. Bailey	78,510	94,572[3]	23,620	196,702	2.2%
Charles F. Beardsley	—	55,674[4]	6,600	62,274	(*	)
Richard E. Betz	22,000	—	5,580	27,580	(*	)
William A. Booth	105,765	—	2,500	108,265	1.2%
Dennis L. Carver	51,332	4,598[5]	4,040	59,970	(*	)
Roger L. Christensen	6,431	1,871[6]	73,961	82,263	(*	)
Terry L. Cochran	218,216	136,142[7]	29,378	383,736	4.4%
R. Shane Correa	310	1,523[8]	6,740	8,573	(*	)
James J. Doran	8,580	—	4,040	12,620	(*	)
James C. McCall	15,165	24,920[9]	45,698	85,783	1.0%
Jean S. McKinney	12,594	990[10]	13,824	27,408	(*	)
Donald T. Mitchell	9,127	15,330[11]	9,181	33,638	(*	)
Craig J. Ortega	15,411	6,707[12]	42,671	64,789	(*	)
Greg B. Spear	3,950	462[13]	34,541	38,953	(*	)
Britt W. Thomas	1,430	5,089[14]	44,192	50,711	(*	)

All Directors and Executive Officers as a group (15 persons)	548,821	347,878	346,566	1,243,265	13.6%

*	Represents holdings of less than one percent.

(1)	Shares of common stock subject to options currently exercisable, or exercisable within 60 days after February 20, 2004, are deemed outstanding for the purpose of computing the percentage ownership interest of the person holding such options, but are not deemed outstanding for the purpose of computing the percentage ownership for any other person.

(2)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and investment power with respect to shares. Applicable percentage ownership is based on 8,774,831 aggregate shares outstanding as of February 20, 2004, together with exercisable options of each particular person.

(3)	Includes 46,336 shares owned by Mr. Bailey’s spouse, 33,000 shares held in a family partnership and 15,236 shares held in a foundation.

(4)	Includes 40,919 shares held in trust and 14,755 shares held in Mr. Beardsley’s spouse’s trust.

(5)	Includes 4,097 shares for which Mr. Carver’s spouse serves as custodian for the benefit of their children and over which Mr. Carver shares voting and investment power and 501 shares held in his spouse’s IRA.

(6)	Represents 1,871 shares held through Columbia Bancorp’s Employee Stock Ownership Plan (“ESOP”).

(7)	Represents 136,142 shares held by Mr. Cochran’s spouse in which Mr. Cochran disclaims beneficial ownership.

(8)	Represents 1,523 shares held through the ESOP.

(9)	Represents 24,920 shares held through the ESOP.

(10)	Represents 990 shares owned by Ms. McKinney’s son in which Ms. McKinney disclaims beneficial ownership.

(11)	Represents 15,330 shares in Mr. Mitchell’s retirement plan.

(12)	Includes 6,263 shares held through the ESOP and 444 shares held in Mr. Ortega’s spouse’s IRA as to which Mr. Ortega disclaims beneficial ownership.

(13)	Represents 462 shares held through the ESOP.

(14)	Includes 2,131 shares held through the ESOP and 758 shares held through the ESOP of Mr. Thomas’ spouse over which Mr. Thomas disclaims beneficial ownership. Also includes 2,200 shares held as custodian for Mr. Thomas’ children over which Mr. Thomas’ spouse shares voting and investment power.

BUSINESS OF THE ANNUAL MEETING

     Management knows of one matter, discussed below, to be presented at the Annual Meeting for shareholder action.

PROPOSAL ONE: ELECTION OF DIRECTORS

Election of Directors

     Under Columbia’s Articles of Incorporation, Columbia’s Board is divided into three classes, providing for staggered three-year terms. Prospective Board members can be nominated to any of the three classes, depending on Board vacancies, as long as there are at least two members in each class. The Board may have no more than twelve (12) members in total.

     The Columbia Board has nominated Charles F. Beardsley, William A. Booth, Roger L. Christensen and Terry L. Cochran for a term expiring in 2007. All nominees currently serve on Columbia’s Board and on the Board of Columbia’s subsidiary, Columbia River Bank (“CRB”). Columbia became a holding company for CRB on October 2, 1995. The date of commencement shown for each director’s service includes service prior to October 2, 1995, as a director of CRB.

     Although Columbia knows of no reason why any of the nominees may be unable or unwilling to serve, if any nominee becomes unable or unwilling to serve, it is the intention of the persons named in the proxy to vote for any substitute nominee the Board of Directors of Columbia may recommend. The Columbia Board does not have a standing nominating committee nor does it have a formal procedure to receive shareholder nominations, but it will consider any written recommendations sent to the attention of the Board at Columbia’s administrative offices at 401 East Third Street, Suite 200, The Dalles, Oregon 97058. For information concerning the procedures provided by Columbia’s Articles of Incorporation for the presentation of business by shareholders at an annual meeting, see the section below entitled “PROPOSALS OF SHAREHOLDERS”.

Nominees for Election as Directors to the Board of Directors of Columbia for a Term Expiring in 2007

     Charles F. Beardsley, age 63, director since 1994. Mr. Beardsley is principal owner of Hershner & Bell Realty, a real estate brokerage firm, and of Hershner & Bell-Farrell Agency, an insurance agency, both in Hood River, Oregon. He has held this position for more than five years.

     William A. Booth, age 63, director since 1977. Mr. Booth is a principal in Booth & Kelly Real Estate, a real estate agency in The Dalles, Oregon. He has held this position for more than five years.

     Roger L. Christensen, age 46, director since 2001. Mr. Christensen is President and Chief Executive Officer of Columbia and CRB and has held this position since 2001; Executive Vice President / Chief Operating Officer (May 1999 to May 2001); Vice President and Manager, Bank of the Cascades (May 1991 to May 1999); Branch Manager and numerous positions with Bank of America and Benjamin Franklin Savings and Loan (March 1985 to May 1991). He received a Bachelors degree in Accounting from Boise State University, attended graduate level courses in Oregon State University’s MBA program and is a graduate of the Pacific Coast Banking School at the University of Washington.

     Terry L. Cochran, age 59, director since 1981. Mr. Cochran previously served as President and Chief Executive Officer of Columbia from its inception in 1996 until his retirement in May 2001, and President and Chief Executive Officer of CRB from April 1981 to May 1999. He is presently retired in Bend, Oregon.

     To be elected, each nominee must receive the affirmative vote of the holders of a simple majority of Columbia’s common stock represented in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will be considered votes against the nominee.

THE BOARD OF DIRECTORS OF COLUMBIA RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE
NOMINEES LISTED ABOVE.

Directors Continuing in Office

     All directors currently serve on Columbia’s Board and on the Board of Columbia’s subsidiary, CRB. Columbia became a holding company for Columbia River Bank, the company’s wholly owned subsidiary on October 2, 1995. The date of commencement of directors’ service shown includes service prior to October 2, 1995, as a director of CRB.

     Donald T. Mitchell, director since 1996. Mr. Mitchell has served as Chairman since December 18, 1998. He served as director of Juniper Banking Company from 1988 until its merger with Columbia River Bank in 1995. Mr. Mitchell was previously a partner in Lacy Forest Products, a lumber brokerage firm until his retirement in 1999. He is presently retired in Redmond, Oregon.

     Robert L.R. Bailey, director since 1977. Mr. Bailey served as chairman from 1981 to 1995. He is President and General Manager of Orchard View Farms, Inc., a fruit growing and packing company headquartered in The Dalles, Oregon. Mr. Bailey has held this position for more than five years.

     Richard E. Betz, director since 2000. Mr. Betz is Vice President of Royale Columbia Farms, Inc., a potato farming operation in Hermiston, Oregon. He is also President of Bud-Rich Potato, Inc., a potato packing operation and onion marketing company. Mr. Betz has held these positions for more than five years.

     Dennis L. Carver, director since 1997. Mr. Carver served as director of Klickitat Valley Bank (“KVB”) from 1984 until its acquisition by Columbia in 1997. He is owner of the Goldendale Chiropractic Clinic in Goldendale, Washington where he provides chiropractic services. Mr. Carver has held this position for more than five years.

     James J. Doran, director since 1999. Mr. Doran served as director of Valley Community Bancorp (“VCB”) from 1986 until its acquisition by Columbia in 1999. He operates three auto dealerships in McMinnville, Oregon. Mr. Doran has held this position for more than five years.

     Jean S. McKinney, director since 1994. Ms. McKinney serves as President and business manager for McKinney Ranches, Inc., a grain farming business in Wasco, Oregon. She has held this position for more than five years.

     The following table sets forth the term expiration dates of the directors of Columbia continuing in office:

NAME	AGE	POSITION	TERM EXPIRES
Donald T. Mitchell	59	Chairman of the Board	2005
Robert L.R. Bailey	62	Director	2005
Richard E. Betz	61	Director	2006
Dennis L. Carver	55	Director	2005
James J. Doran	55	Director	2005
Jean S. McKinney	66	Director	2006

Meetings of the Boards of Directors and Committees

     The following section describes the 2003 meetings of the Boards of Directors of Columbia and of Columbia’s wholly owned bank subsidiary, CRB.

Board and Board Committees of Columbia

   Meeting Attendance

     The Board of Directors of Columbia held 11 regular and two special meetings during 2003. Each member attended at least 75% of the meetings of the Board and those committees on which he or she served in 2003.

   Executive Committee

     The members of the Executive Committee are Chairperson Donald T. Mitchell, Dennis L. Carver, Roger L. Christensen and James J. Doran. This Committee acts for the Board on matters requiring prompt action, serves as the Board Nominating Committee, serves as the Executive Compensation Committee, recommends long range planning activities to the full board, evaluates the Chief Executive Officer, and recommends appropriate executive compensation, benefits, and employment contracts. All Committee members are independent except for Mr. Christensen who is an inside director. Mr. Christensen provides analysis as well as peer group information in discussions of compensation and benefits but abstains from voting.

     The Executive Committee while serving as the Nominating Committee does not currently have a charter and at this time has not established to have a policy with regard to the consideration of any director candidates by security holders. The Committee is working on developing policies for nominating board members. The Committee met two times in 2003.

   Audit/Examination Committee

     The members of the Audit/Examination Committee are Chairperson Richard E. Betz, Robert L.R. Bailey and Jean S. McKinney, all of whom are independent under the applicable stock exchange listing standards, as determined by the Board. In addition, no Committee member participated in the preparation of the financial statements of Columbia or any of Columbia’s current subsidiaries at any time during the past three years. The committee reviews the results of Columbia’s annual audit and periodic filings with the Securities and Exchange Commission. The Board of Directors has determined that although all Committee members possess some qualifications to be considered the “audit committee financial expert,” they have not yet selected an individual to serve in this capacity. The Committee met six times in 2003.

Board and Board Committees of CRB

   Meeting Attendance

     The Board of Directors of CRB held 11 meetings during 2003. No director attended less than 75% of all the meetings of the Board and those committees on which he or she served in 2003.

     The CRB Board of Directors has five committees, the Executive Committee, the Audit/Examination Committee, the Human Resources Committee, the Loan Committee, and the Investment/Asset-Liability Committee. The members of the committees are identified in the following table.

		Audit/	Human	Investment/
Director	Executive	Examination	Resources	Asset-Liability	Loan

Robert L.R. Bailey		☑			Alternate
Charles F. Beardsley				☑	Chair
Richard E. Betz		Chair			☑
William A. Booth				☑	☑
Dennis L. Carver	☑			Chair
Roger L. Christensen	☑
Terry L. Cochran			Chair	☑
James J. Doran	☑		☑
Jean S. McKinney		☑	☑
Donald T. Mitchell	Chair

   Executive Committee

     The CRB Executive Committee acts for the CRB Board on matters requiring prompt action, serves as the CRB Board’s Nominating Committee, and recommends long range planning activities to the CRB Board. This Committee also evaluates CRB’s Chief Executive Officer, and recommends appropriate executive compensation, benefits and employment contracts. All Committee members are independent except for Mr. Christensen who is an inside director. Mr. Christensen provides analysis as well as peer group information in discussions of compensation and benefits but abstains from voting. The Executive Committee met two times in 2003.

   Audit/Examination Committee

     The Audit/Examination Committee reviews the scope of internal and external audit activities. The Committee met six times in 2003.

   Human Resources Committee

     The Human Resources Committee provides oversight of the ESOP, 401(k) and stock incentive plans, and reviews and makes recommendations on corporate compensation and personnel policies. The Committee met two times in 2003.

   Investment/Asset-Liability Committee

     The Investment/Asset-Liability Committee’s charge is to establish, update, and monitor policies related to asset, liability, liquidity, capital, interest rate management and investments. It also recommends approval of securities advisors and brokers. The Committee met four times in 2003.

   Loan Committee

     The Loan Committee reviews the loan portfolio for safety and soundness, monitors concentrations in industry and loan type, and oversees the loan policy of CRB. The Committee also meets periodically to approve those loans in excess of management’s approval authority. The committee met 44 times in 2003.

Communications with the Board

     Individuals may communicate with the Board by utilizing a third-party vendor service “Ethics Point” available on Columbia’s website at www.columbiabancorp.com, click on “About CRB” and “Contact Us.” Communications that are intended specifically for non-management directors will be directed to the Chairperson of the Audit Committee.

OTHER BUSINESS

     Columbia’s management knows of no other matters to be brought before the Annual Meeting for a vote. However, if other matters are presented for a vote at the Annual Meeting, the proxy holders will vote the shares represented by properly executed proxies according to their best judgment on those matters. At the Annual Meeting, management will report on Columbia’s business, and shareholders will have an opportunity to ask questions. For information concerning the procedures provided by Columbia’s Articles of Incorporation for the presentation of business by shareholders at an annual meeting, see the section below entitled “PROPOSALS OF SHAREHOLDERS”.

INFORMATION REGARDING MANAGEMENT

Executive Officers

     The following table sets forth summary information about the Named Executive Officers of Columbia and CRB.

			YEARS OF BANKING
NAME	AGE	POSITION	EXPERIENCE
Roger L. Christensen	46	President and Chief Executive Officer of Columbia and CRB	22
James C. McCall	58	Executive Vice President and Chief Operating Officer of CRB	35
Greg B. Spear	38	Executive Vice President and Chief Financial Officer of Columbia and CRB	19
Craig J. Ortega	47	Executive Vice President and Head of Community Banking of CRB	24
R. Shane Correa	38	Executive Vice President and Regional President of CRB	14
Britt W. Thomas	44	Executive Vice President and Chief Credit Officer of CRB	16

     Roger L. Christensen has been President and Chief Executive Officer of Columbia and CRB since May 2001. He joined Columbia in May 1999, as Executive Vice President and Chief Operating Officer. See “Nominees for Election as Directors” for more information about Mr. Christensen.

     James C. McCall has been Executive Vice President and Chief Operating Officer of CRB since May 2001. He joined CRB in April 1982, and served as Chief Lending Officer from November 1988 until May 2001. He holds a B.S. degree in Business from Oregon State University, and is a graduate of the Pacific Coast Banking School at the University of Washington. Mr. McCall has 35 years of banking experience. He presently is a director of Network of Oregon Affordable Housing, past Chairman of the Oregon Bankers Association Lending Committee and serves on the Oregon Economic Community Development Department’s Finance Committee.

     Greg B. Spear has been Executive Vice President and Chief Financial Officer of Columbia and CRB since June 2001. He holds a B.S. degree in Accounting from the University of La Verne, a B.S. degree in Business Administration (Management) from California State University, Chico, and is a licensed Certified Public Accountant in the State of Oregon. Mr. Spear has 19 years of banking experience. He presently serves as a director on the BancSource board and is Committee Chair for the Oregon Banker’s Association Financial Officers and Investment Committee.

     Craig J. Ortega has been Executive Vice President and Head of Community Banking of CRB since May 2001. He joined CRB in May 1995, and served as President and Chief Executive Officer of CRB from May 1999 until May 2001. Mr. Ortega has 24 years of banking experience. He attended Blue Mountain Community College and holds a B.S. degree in Business Administration from Eastern Oregon State College, and is a graduate of the Pacific Coast Banking School at the University of Washington.

     R. Shane Correa has been Executive Vice President and Regional President of CRB since July 2003. He joined CRB in July 1998, and served as Vice President and Manager of the Hermiston Branch until May 2001 and Senior Vice President and Regional Manager from May 2001 to July 2003. Mr. Correa holds a B.S. degree in Agricultural Business Management from Oregon State University and is a graduate of Western School of Bank Management. He has 14 years of banking experience.

     Britt W. Thomas has been Executive Vice President and Chief Credit Officer of CRB since November 2001. He joined CRB in June 1998 as Senior Vice President and Loan Administrator. Mr. Thomas holds a B.S. degree in Geology from Oregon State University and a B.S. degree in Business, Financial Institution Management, from Oregon State University and is a graduate of the Pacific Coast Banking School at the University of Washington. He has 16 years of banking experience.

INFORMATION REGARDING COMPENSATION

Executive Compensation

     The following table sets forth, for the three years ended December 31, 2003, the compensation awarded, paid to, or earned by the Named Executive Officers of Columbia and CRB. No other executive officer of Columbia and CRB received salary and bonus in excess of $100,000 for this three-year period.

SUMMARY COMPENSATION TABLE

							Long-Term Compensation Awards

								Securities
		Annual Compensation						Underlying
					Other Annual			Options/SAR's		All Other
Name and Position	Year	Salary[1]		Bonus[2]	Compensation		ESOP[3]	Granted[4]		Compensation[5]

Roger L. Christensen	2003	$202,912	(6)	$83,673	$61,083	(9)	$1,965	10,999	(11)	$8,000
President and CEO; Director	2002	$162,103	(7)	$137,981	$74,803	(10)	$2,106	21,263	(12)	$8,000
	2001	$116,375	(8)	$47,448	—		$4,589	52,760	(13)	$2,366

James C. McCall	2003	$145,930		$37,709	$663		$1,556	4,950	(11)	$7,423
Executive Vice President & COO	2002	$121,678		$65,517	$840		$1,598	3,300	(13)	$6,071
	2001	$90,673		$35,417	—		$3,507	26,911	(15)	$1,808

Greg B Spear	2003	$120,493		$36,674	$3,688		$1,518	4,950	(11)	$6,698
Executive Vice President & CFO	2002	$110,301	(16)	$54,598	—		$1,419	3,300	(13)	$5,391
	2001	$67,651	(17)	$26,974	—		$1,978	27,241	(18)	$957

Craig J. Ortega	2003	$124,296	(19)	$30,161	$1,104		$1,479	4,950	(11)	$6,699
Executive Vice President &	2002	$114,404	(20)	$54,566	$1,104		$1,653	3,300	(13)	$6,280
Head of Community Banking	2001	$102,362	(21)	$45,605	—		$4,147	26,911	(15)	$2,138

R. Shane Correa	2003	$88,394	(21)	$26,140	$3,000		$1,182	—		$4,810
Executive Vice President &	2002	N/A		N/A	N/A		N/A	N/A		N/A
Regional President	2001	N/A		N/A	N/A		N/A	N/A		N/A

Britt W Thomas	2003	$106,948		$25,474	—		$1,485	4,950	(11)	$6,284
Executive Vice President & Chief	2002	$95,880		$52,273	—		$1,070	3,300	(13)	$4,066
Credit Officer	2001	$72,825		$5,770	—		$2,742	25,440	(23)	$1,414

Philip S. Hamilton	2002	$89,493		$48,894	—		—	—		$5,535
(Resigned from CRB June 2002)	2001	$88,625		$49,288	—		$4,012	26,471	(24)	$2,069

Terry L. Cochran	2001	$72,919	(8)	$101,309	—		$4,946	7,035	(25)	$2,550
(Retired from Columbia May 2001)

(1)	Salary compensation includes salary continuation plan benefits as wages in the amounts of $26,158, $36,766, $11,329, $22,921 and $8,156, for the salaries of Mr. Christensen, Mr. McCall, Mr. Spear, Mr. Ortega and Mr. Thomas, respectively, for 2003, as well as $19,395, $27,261, $8,400, $16,995 and $6,047, for the salaries of Mr. Christensen, Mr. McCall, Mr. Spear, Mr. Ortega and Mr. Thomas, respectively, for 2002.

(2)	Bonus compensation earned in 2003, paid in 2004 includes deferred compensation in the amounts of $20,918, $9,427, $3,667 and $3,016 for the bonuses of Mr. Christensen, Mr. McCall, Mr. Spear and Mr. Ortega, respectively, for 2003, as well as $34,483, $16,379, $5,460 and $5,452 for the bonuses of Mr. Christensen, Mr. McCall, Mr. Spear and Mr. Ortega, respectively, for 2002, as well as $7,057, $5,313, $2,500, $3,000 and $3,561 for the bonuses of Mr. Christensen, Mr. McCall, Mr. Spear, Mr. Ortega and Mr. Hamilton, respectively, for 2001.

(3)	As of December 31, 2003, the ESOP held 1,871, 24,920, 462, 6,263, 1,523 and 2,131 shares of Columbia stock and a cash balance of $2,217, $2,648, $1,675, $1,854, $1,347 and $1,700 for the accounts of Mr. Christensen, Mr. McCall, Mr. Spear, Mr. Ortega, Mr. Correa and Mr. Thomas, respectively. All of the shares described are vested, and dividends are payable to the executive’s account under the ESOP.

(4)	Prior periods have been adjusted to reflect the 10% stock dividend, effective May 1, 2003.

(5)	Annual 401K employer contribution.

(6)	Includes $5,000 moving allowance.

(7)	Includes $3,500 annual auto allowance.

(8)	Includes $8,400 annual auto allowance.

(9)	Includes the appreciation from the 15,764 stock appreciation rights in the amount of $57,395.

(10)	Includes the appreciation from the 15,764 stock appreciation rights in the amount of $73,231.

(11)	The exercise price of the described options is $13.64 per share. The options are immediately exercisable and expire in January 2013.

(12)	The 21,263 total includes 15,764 stock appreciation rights with a measurement price of $8.95 and described options of 5,499 shares at $13.55 per share. The stock appreciation rights and options are immediately exercisable and expire in December 2012.

(13)	The exercise price of the described options is $13.55 per share. The options are immediately exercisable and expire in December 2012.

(14)	The described options are for 14,089 shares at an exercise price of $6.59 per share and 38,671 shares at $8.96 per share. The options are immediately exercisable and expire in February 2011, and December 2011, respectively.

(15)	The described options are for 2,420 shares at an exercise price of $6.59 per share and 24,491 shares at $8.96 per share. The options are immediately exercisable and expire in February 2011, and December 2011, respectively.

(16)	Includes $7,484 moving allowance.

(17)	Includes $17,276 moving allowance.

(18)	The described options are for 2,750 shares at an exercise price of $7.50 per share and 24,491 shares at $8.96 per share. The options are immediately exercisable and expire in June 2011, and December 2011, respectively.

(19)	Includes $9,600 annual auto allowance.

(20)	Includes $7,892 annual auto allowance.

(21)	Includes $7,200 annual auto allowance.

(22)	Includes $4,000 annual auto allowance.

(23)	The described options are for 1,980 shares at an exercise price of $6.59 per share and 23,460 shares at $8.96 per share. The options are immediately exercisable and expire in February 2011, and December 2011, respectively.

(24)	The described options are for 1,980 shares at an exercise price of $6.59 per share and 24,491 shares at $8.96 per share. The options are immediately exercisable and expire February 2011, and December 2011, respectively.

(25)	The exercise price of the described options is $6.59 per share. The options are immediately exercisable and expire in February 2011.

OPTION GRANTS IN 2003

					Potential Realizable Value at
	Number of				Assumed Annual Rates
	Securities	Percent of			of Stock Price Appreciation
	Underlying	Total Options	Exercise or		for Option Term[4]
	Options	Granted in	Base Price	Expiration
Name	Granted (#)[1]	Fiscal Year[2]	($/Share)[3]	Date	5%($)	10%($)
Roger L. Christensen	10,999	19.43%	$13.64	01/02/13	$104,584	$224,974
Jim C. McCall	4,950	8.75%	$13.64	01/02/13	$47,067	$101,247
Greg B. Spear	4,950	8.75%	$13.64	01/02/13	$47,067	$101,247
Craig J. Ortega	4,950	8.75%	$13.64	01/02/13	$47,067	$101,247
R. Shane Correa	—	—	—	—	—	—
Britt W. Thomas	4,950	8.75%	$13.64	01/02/13	$47,067	$101,247

(1)	Shares adjusted to reflect the 10% stock dividend, effective May 1, 2003.

(2)	Based on a total of 56,599 options granted under Columbia’s option plans in 2003.

(3)	The option purchase price is equal to the fair market value at the date of the grant. The options were granted on January 2, 2003.

(4)	In accordance with the Securities and Exchange Commission rules, these columns show gains that might exist for the respective options, assuming that the market price of Columbia’s common stock appreciates from the date of grant over the years remaining to expiration at the annualized rates of 5% and 10%, respectively. If the stock price does not increase over the exercise price at the time of exercise, realized value to the named executives from these options will be zero.

     The following table sets forth information regarding options exercised during 2003 and holdings at December 31, 2003, by Named Executive Officers in the compensation table shown previously.

AGGREGATED OPTION EXERCISES IN 2003 AND FY-END OPTION VALUES

Fiscal Year-end Option Values
			Number of Securities	Value of Unexercised
	Shares		Underlying Unexercised	In-The-Money Options/SAR's
	Acquired on	Value	Options/SAR's At Fiscal Year-end	At Fiscal Year-End
Name	Exercise (#)	Realized ($)	Exercisable/Unexercisable[1]	Exercisable/Unexercisable[1,2]
Roger L. Christensen[3]	—	—	87,725 / 0	$689,637 / $0
Jim C. McCall	3,175	$42,837	44,898 / 0	$380,750 / $0
Greg B. Spear	1,000	$8,480	34,391 / 0	$249,197 / $0
Craig J. Ortega	1,500	$17,670	43,521 / 0	$361,183 / $0
R. Shane Correa	—	—	5,940 / 0	$50,213 / $0
Britt W. Thomas	—	—	37,870 / 0	$282,014 / $0
Terry L. Cochran	—	—	25,338 / 0	$296,679 / $0

(1)	Shares adjusted to reflect the 10% stock dividend, effective May 1, 2003.

(2)	On December 31, 2003, the closing sales price of Columbia’s stock was $17.25. For purposes of the foregoing table, stock options with an exercise price less than that amount are considered to be “in-the-money” and are considered to have a value equal to the difference between this amount and the exercise price of the stock option multiplied by the number of shares covered by the stock option.

(3)	Includes 15,764 stock appreciation rights with a value of $130,841.

Equity Compensation Plan Summary

     The following table shows the status of option grants under Columbia’s stock option plan as of December 31, 2003:

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	# of Securities to	Weighted Average Exercise	# of Securities Remaining
	Be Issued on	Price of Outstanding Options	Available for Future
	Exercise of	(b)	Issuance Under Plan
	Outstanding Options		(Excluding Securities in Column (a)
	(a)		(c)
Equity Compensation Plans	638,877	$9.06	236,181
Approved by Security Holders

Equity Compensation Plans	N/A	N/A	N/A
Not
Approved by Security Holders
Total	638,877	$9.06	236,181

Employment and Deferred Compensation Agreements

     Columbia and Roger L. Christensen, Columbia and CRB’s President and Chief Executive Officer, are parties to an employment agreement of April 15, 2003. The agreement provides for a one-year employment term expiring on April 14, 2004. The employment agreement contains various provisions relating to bonuses, termination and non-competition. Certain key features of the agreement are as follows.

     In addition to base salary, Mr. Christensen is entitled to consideration for an annual performance bonus to be determined in accordance with formulas and methods established by Columbia’s Board of Directors. If Mr. Christensen terminates his employment without cause, or if his employment is terminated for cause, he is subject to non-competition provisions covering a defined geographic area, to include any county in Oregon or Washington in which Columbia or any of its affiliates has a place of business at the time of termination, for one year following termination, and is liable for liquidated damages in the event he breaches these provisions. The non-competition provisions do not apply if Mr. Christensen terminates his employment within 90 days after a change of control of Columbia as defined in the agreement. If Mr. Christensen’s employment is terminated by him with cause or within 90 days after a change of control, or by Columbia without cause, he is entitled to all earned and unpaid base salary and benefits, plus a severance payment equal to the greater of one month’s base salary as of the date of termination times the number of full calendar years of his employment by Columbia, or one month’s base salary as of the date of termination multiplied by twelve (12). Mr. Christensen would receive no such severance payment if he terminates his employment without cause, or if Columbia terminates his employment with cause.

     Columbia and Terry L. Cochran, Columbia’s past President and Chief Executive Officer and present board member, are parties to a deferred compensation agreement (the “DC Agreement”) entered into on or about April 1, 1999. The DC Agreement provides for post-retirement compensation for Mr. Cochran based on his contributions to the success and profitability of Columbia, and for other covenants as set forth in the DC Agreement. Payment to Mr. Cochran under the DC Agreement began on May 15, 2001, upon his retirement, and continues through May 15, 2007. Mr. Cochran will receive $48,000 per year, plus certain sums of accrued, deferred interest. Mr. Cochran will also receive such medical, dental, disability, vision and life insurance benefits which Columbia or its subsidiaries make available to full-time employees. Under the DC Agreement, Mr. Cochran will continue to be bound under certain non-competition provisions following his retirement.

     On April 15, 2003, CRB entered into employment agreements with James C. McCall, CRB’s Chief Operating Officer and Britt W. Thomas, CRB’s Chief Credit Officer. The agreements provide for a one-year employment term expiring on April 14, 2004. On April 15, 2003, CRB also entered into employment agreement with Craig J. Ortega, CRB’s Head of Community Banking. The agreement provides for a two-year employment term expiring on April 14, 2005. On May 15, 2003, CRB entered into an employment agreement with R. Shane Correa,

CRB’s Regional President. The agreement provides for a two-year employment term expiring on May 14, 2005. All of the before mentioned agreements contain provisions relating to bonuses, termination and non-competition substantially similar to those in the above-described employment agreement between Columbia and Mr. Christensen.

     As of December 31, 2003, neither Columbia nor CRB had employment contracts with any executive officers other than Messrs. Christensen, McCall, Thomas, Ortega and Correa.

Executive and Employee Compensation Plans

     401(k) Plan. Under CRB’s 401(k) Plan, officers and employees of CRB may elect to defer up to the Internal Revenue Service limit of their compensation, and CRB makes matching contributions to the accounts of officers and employees of CRB equal to 100% of the first 4% of compensation that any officer or employee elects to defer, subject to limitations under the Internal Revenue Code of 1986. Amounts contributed or deferred are distributed to employees upon retirement, permanent disability, death, termination of employment, or the occurrences of conditions constituting extraordinary hardship.

     ESOP. Columbia maintains an Employee Stock Ownership Plan (the “ESOP”) for the benefit of employees. All employees of CRB who have been credited with at least 1,000 hours of service in the prior year, and have attained age 20, including officers, are eligible to participate in the ESOP. The sole source of funding for the ESOP is contributions made by CRB. Contributions by participants are not permitted. Assets of the ESOP are used primarily to purchase shares of Columbia’s common stock. The ESOP may not purchase Columbia common stock for a price in excess of its fair market value. As of December 31, 2003, the ESOP held 344,217 shares of Columbia common stock and $23,090 in cash. At that date, 273 employees were participants in the ESOP.

     Incentive Cash Compensation. CRB has adopted an incentive cash compensation program under which employees at all levels can receive incentive compensation, tied to a fixed percentage of base compensation, for helping achieve certain goals and objectives. For example, branch employees are eligible for cash compensation based on increases in branch income, loan and deposit growth, maintenance of asset quality, and the cross-selling of products and services. Most new employees become eligible to participate in the program within a short time after beginning employment. For the year ended December 31, 2003, bonuses totaling $1,425,849 were earned by company employees, including $239,831 earned by executive officers as a group.

     Stock Incentive Plan. Since 1993 Columbia has utilized a stock incentive plan (the “Incentive Plan”) administered by the Columbia Board to advance Columbia’s business interests. The Incentive Plan enables Columbia and its subsidiaries to attract and retain qualified and talented employees and Board members by offering them an opportunity to participate in the growth and ownership of Columbia. Stock options and other stock-based incentives may be granted under the Incentive Plan at the discretion of and with the approval of the Columbia Board. Employees are eligible to receive incentive stock options, which are intended to qualify for favorable tax treatment, and which must have an exercise price equal to not less than the fair market value of the common stock on the date of grant. In addition, employees and directors are eligible for non-statutory stock options, which do not qualify for favorable tax treatment, and which may have an exercise price set at the discretion of the Columbia Board. The option exercise price for non-statutory stock options may be either greater or less than the fair market value of the common stock on the date of grant, although in practice the Columbia Board has always set the exercise price for such options at fair market value. Options vest and are exercisable in accordance with the terms of the individual grant. The Incentive Plan also allows the Columbia Board to offer other forms of stock-related incentives, including stock appreciation rights, stock bonuses and sales of stock subject to restrictions. However, apart from grants of 200 shares of common stock to six retiring outside directors, the Board has never approved awards under the Incentive Plan other than stock options.

     In 2003, options covering a total of 30,432 shares of Columbia’s common stock were granted as incentive stock options, after adjustment to reflect the 10% stock dividend, effective May 1, 2003. Options covering a total of 26,167 shares of common stock were granted as non-statutory stock options of Columbia. Under Columbia’s Incentive Plan presently in effect, which was approved by shareholders in 1999 and amended in 2002, an aggregate of no more than 10% of the issued and outstanding shares of Columbia common stock is available for award or grant. At December 31, 2003, 10% of the issued and outstanding shares amounted to 875,058 shares of common stock. A total of 638,877 stock options are outstanding presently under the effective Stock Option Plan, with 236,181 options available for awards or grants.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee includes Mr. Christensen, President and Chief Executive Officer, as a committee member.

Report of the Compensation Committee on Executive Compensation

     Columbia’s Executive Committee serves as the Compensation Committee for the purpose of setting the President and Chief Executive Officer’s compensation. This Committee seeks to set compensation levels that are consistent with Columbia’s Strategic Plan and Mission Statement, which are updated annually. In fiscal 2003, compensation for Columbia and CRB’s President and Chief Executive Officer included a base salary, a contingent incentive cash component tied to operating performance, and long-term incentives similar to those received by non-executives, including ESOP contributions, and a 401(k) match.

     Base salary is determined by considering the overall performance of the President and Chief Executive Officer with respect to the duties and responsibilities assigned. Salary surveys of other Northwest community banks, including the Milliman USA Northwest Financial Industry Salary Survey, are reviewed and factored into the process to insure fair rates of compensation in an increasingly competitive labor market. All outside Columbia directors individually completed a written evaluation of the performance of Columbia’s President in 2003. The evaluations were summarized by the Chairman of the Columbia Board and discussed by the Compensation Committee with the President and Chief Executive Officer. Mr. Christensen reviews annually other executive officers of Columbia and CRB.

     Incentive cash compensation is linked to specific objectives for each executive. In 2003, Mr. Christensen could earn a percentage of his base salary based on the achievement of specific goals tied to (1) return on equity; (2) average deposit growth; (3) loan quality; (4) net interest margin; (5) mortgage team controls; and, (6) efficiency ratio. Each goal is also assigned a range of target levels. At year-end, the target level achieved for each performance measure is combined to arrive at the final incentive compensation award. In 2003, Mr. Christensen earned incentive cash compensation in the amount of $83,673, or 38% of total base compensation of $222,307. Incentive cash compensation for other executive officers is based on a similar quantitative formula as Mr. Christensen’s.

     The Columbia Board at its discretion periodically awards incentive compensation in the form of stock option grants to executive officers and other employees. The Board employed qualitative criteria in awarding stock options to the executive officers. In 2003, Mr. Christensen received an option to purchase 10,999 shares, adjusted to reflect the 10% stock dividend, effective May 1, 2003. The other above named executive officers received options to purchase 19,800 shares in total, adjusted to reflect the 10% stock dividend, effective May 1, 2003. All options were granted at fair market value as of the date of the award.

     In 2002 CRB entered into salary continuation, deferred bonus and split dollar life insurance agreements with certain of its key executive officers. The purpose of these agreements is to provide incentives for key personnel to remain in the employ of CRB. In connection with the agreements, CRB purchased certain cash surrender value life insurance policies (“BOLI”). The executives covered by such agreements are Roger L. Christensen, President and Chief Executive Officer; James C. McCall, Executive Vice President and Chief Operating Officer; Greg B. Spear, Executive Vice President and Chief Financial Officer; Craig J. Ortega, Executive Vice President and Head of Community Banking; and Britt W. Thomas, Executive Vice President and Chief Credit Officer. Except for specific financial terms, the agreements with the above executive officers are substantially the same as Mr. Christensen’s. Copies of the agreements are incorporated by reference into Columbia’s Form 10-K for the fiscal year ending December 31, 2002.

     In 2002 Columbia entered into a phantom stock agreement with its President and Chief Executive Officer, Roger L. Christensen. The purpose of the agreement is to provide incentives in the form of stock appreciation rights to this executive. Compensation under the agreement is directly tied to the performance of Columbia Bancorp common stock. Such compensation is payable in cash, not stock. The agreement is one of the incentive tools authorized under Columbia’s existing Stock Incentive Plan. A copy of the phantom stock agreement is incorporated by reference into Columbia’s Form 10-K for the fiscal year ending December 31, 2002.

     CRB’s Human Resources Committee plays a supporting role in the executive compensation process. This Committee gathers and analyzes comparative compensation data, sets the general outlines of the incentive cash compensation program, and makes preliminary recommendations concerning stock option grants. The Executive Committee believes that the programs for executive officer compensation serve well the interests of Columbia’s shareholders by providing the motivation for executives to contribute to the overall long-term success and value of Columbia.

     This report is submitted by the outside directors of the Columbia Executive Committee, consisting of Donald T. Mitchell, Chair, Dennis L. Carver and James J. Doran.

Director Compensation

     The CRB Chairperson is paid an attendance fee of $1,400 for each regular monthly meeting of the Board. Each outside CRB director is paid an attendance fee of $1,000 for each regular monthly meeting of the CRB Board. Each CRB director also receives $175 for each meeting attended of any committee of the Board to which the director belongs. Columbia does not pay any separate attendance fees to its directors. Directors who are employees of Columbia or CRB received no director’s fees or other special remuneration for service as a director on any Board. Total director compensation for CRB meetings in 2003 was $135,275.

CERTAIN TRANSACTIONS

     Certain directors and officers of Columbia, members of their immediate families, and business entities with which they are affiliated, are parties to transactions with Columbia, including borrowings and investments in time deposits. All such loans and investments in time deposits have been made in the ordinary course of business, have been made on substantially the same terms, including interest rates paid or charged and collateral required, as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 2003, the aggregate outstanding amount of all loans to officers and directors was approximately $10.3 million, which represented approximately 17.8% of Columbia’s consolidated shareholders’ equity at that date. All such loans are currently in good standing, and are being paid in accordance with their terms.

     Robert L.R. Bailey, a director of Columbia and CRB, and Orchard View Farms, a company controlled by Mr. Bailey, as well as Dry Hollow Limited Partnership, a partnership for which Mr. Bailey is the general partner, borrowed sums from CRB in excess of $60,000 in the aggregate under term loans, revolving and non-revolving lines of credit and Visa cards. As of December 31, 2003, the total balance due from these borrowings was $5.0 million.

     Charles F. Beardsley, a director of Columbia and CRB, borrowed sums from CRB in excess of $60,000 in the aggregate under term loans, revolving lines of credit, and a Visa card. As of December 31, 2003, the balance due by Mr. Beardsley from these borrowings was $171,906.

     Richard E. Betz, a director of Columbia and CRB, and Faultline LLC, a company which is 17.5% owned by Mr. Betz, as well as WRMS LLC, of which Mr. Betz is a 25% owner, borrowed sums in excess of $60,000 in the aggregate under term loans, revolving and non-revolving lines of credit and Visa cards. As of December 31, 2003, the total balance due from these borrowings was $4.8 million.

     Terry L. Cochran, a director of Columbia and CRB, borrowed sums from CRB in excess of $60,000 in the aggregate under a revolving line of credit. As of December 31, 2003, the total balance due from these borrowings was $349,279.

NO MATERIAL ADVERSE PROCEEDINGS

     No director, officer, affiliate, beneficial owner of more than 5% of the common stock of Columbia or security holder is an adverse party in any material proceeding against Columbia, or has a material interest adverse to Columbia.

COMPLIANCE WITH SECTION 16 FILING REQUIREMENTS

     Section 16 of the Securities Exchange Act of 1934, as amended, requires that all executive officers and directors of Columbia and all persons who beneficially own more than 10% of Columbia’s common stock file an initial report of their ownership of Columbia’s securities on Form 3 and report changes in their ownership of Columbia’s securities on Form 4 or Form 5. These filings must be made with the United States Securities and Exchange Commission with a copy sent to Columbia. Based solely on its review of copies of these reports and representations of such reporting persons, Columbia believes during fiscal 2003, such SEC filing requirements were satisfied, except that Mr. Carver filed a late Form 4 reporting four transactions.

Report of the Audit/Examination Committee

     The Audit/Examination Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2003, with management and the independent auditors, Moss Adams LLP. The Audit/Examination Committee also reviewed the scope, conduct and results of the audit performed by Moss Adams LLP, including the matters required for discussion by Statement of Auditing Standards No. 61. The Audit/Examination Committee reviewed the written disclosures regarding the independence of Moss Adams LLP contained in its letter to the Audit/Examination Committee as required by Independence Standards Board Standard No. 1.

     Based on the above, the Audit/Examination Committee recommended to the Board of Directors that the financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the Securities and Exchange Commission. The activities of the Audit/Examination Committee are governed by its charter.

     This report is submitted by the Columbia Audit/Examination Committee, consisting of Richard E. Betz, Chair, Robert L.R. Bailey and Jean S. McKinney.

Code of Ethics

     The Board of Directors has adopted a code of business conduct and ethics for directors, officers (including Columbia’s principal executive officer, principal financial officer and controller) and financial personnel, known as the Code of Ethics Policy. The Code of Ethics Policy is available on Columbia’s website at www.columbiabancorp.com. Shareholders may request a free copy of the Code of Ethics Policy from Columbia, Attn: Investor Relations, Post Office Box 1050, The Dalles, Oregon 97058.

INDEPENDENT PUBLIC ACCOUNTANTS

     Moss Adams LLP, independent auditors, were selected by the Columbia Board of Directors to conduct an audit of Columbia’s financial statements for the year ended December 31, 2003. Audit services provided by Moss Adams LLP for the year ended 2003 included the examination of Columbia’s consolidated financial statements, and the review of materials used in various filings with the United States Securities and Exchange Commission. A representative of Moss Adams LLP will be in attendance at the annual meeting and will be available to respond to appropriate questions.

     The Audit Committee of the Board of Directors approved the audit services provided to Columbia prior to being rendered. Other specific services were approved by officers of Columbia after a determination that none of such services would affect Moss Adams LLP’s independence as auditors of Columbia’s financial statements.

     The following table shows the fees paid or accrued by Columbia for the audit and other services provided by Moss Adams LLP for the fiscal 2003 and 2002.

	2003	2002
Audit Fees (1)	$109,433	$85,650
Audit-Related Fees (2)	910	5,662
Tax Fees (3)	12,685	24,177
All Other Fees (4)	52,857	39,974

Total	$175,885	$155,463

(1)	Audit fees represent fees for professional services provided in connection with the audit of Columbia’s financial statements, review of the quarterly financial statements and audit services provided in connection with our statutory or regulatory filings.

(2)	Audit-related fees consist primarily of consultation regarding financial accounting matters.

(3)	Tax fees consist primarily of fees for professional services provided for tax compliance and tax advice.

(4)	All other fees consist primarily of fees for assistance with business planning strategies and performance measurement consulting.

     The Audit Committee considered whether the provision of these services by Moss Adams LLP is compatible with maintaining Moss Adams LLP’s independence. Moss Adams LLP performed no information systems design or implementation services for Columbia in 2003.

PROPOSALS OF SHAREHOLDERS

     Shareholders may present matters for consideration at any annual meeting of Columbia. Shareholders are reminded that under Article VII of the Articles of Incorporation of Columbia, there are certain procedural requirements relating to the presentation of business at an annual meeting by a shareholder. Unless the Board of Directors permits otherwise, any business, including nominations of directors, may be properly brought before an annual shareholders meeting by a shareholder only upon the shareholder’s timely notice in writing to Columbia’s Secretary. To be timely, the notice must be delivered to or mailed and received at the principal executive offices of Columbia not later than the close of business on the tenth (10th) business day following the day on which notice or disclosure of the date of the annual meeting is given or made to shareholders.

     The notice provided by the shareholder must set forth (i) a brief description of each matter desired to be brought before the annual meeting and the reason for conducting such business at the meeting, (ii) the name and address of the proposing shareholder, (iii) the class and number of shares of stock of Columbia which are beneficially owned by the proposing shareholder, (iv) any material interest of the shareholder in the business proposed, and (v) as for each person whom the shareholder proposes to nominate for election as a director (a) the name, age, business address, and residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of stock, if any, of Columbia which are beneficially owned by such person, (d) the proposed nominee’s written consent, and (e) any other information relating to such person that is required to be disclosed or is otherwise required by any applicable law.

     With respect to proposals to be considered at the 2005 annual meeting of shareholders, if a shareholder wishes to present a proposal at that annual meeting and also wishes to have the proposal included in Columbia’s official proxy statement for the 2005 annual meeting, the written notice of proposal must be submitted to Columbia, Attn: Secretary, Post Office Box 1050, The Dalles, Oregon 97058, no later than December 31, 2004.

INFORMATION AVAILABLE TO SHAREHOLDERS

     Columbia’s 2003 Annual Report is being mailed to shareholders with this Proxy Statement. Additional copies of the Annual Report and Columbia’s Form 10-K (when available) filed with the United States Securities and Exchange Commission (not including exhibits) may be obtained without charge from Greg B. Spear, Chief Financial Officer, Columbia Bancorp, Post Office Box 1050, The Dalles, Oregon 97058. Copies of such materials may also be obtained from Columbia’s website at http://www.columbiabancorp.com. Copies of exhibits to the Form 10-K will be supplied upon payment of Columbia’s reasonable expenses in furnishing such exhibits in the amount of $.25 per page.

STOCK PERFORMANCE GRAPH

     The graph below compares the yearly percentage change in the cumulative shareholder return on Columbia’s common stock during the five years ended December 31, 2003, with: (i) the All Nasdaq U.S. Stocks Index as reported by the Center for Research in Security Prices; and (ii) the Nasdaq Bank Index as reported by the Center for Research in Security Prices. This comparison assumes $100.00 was invested on December 31, 1998 in Columbia’s common stock and the comparison groups and assumes the reinvestment of all cash dividends prior to any tax effect and retention of all shares issued pursuant to stock dividends and splits.

	1998	1999	2000	2001	2002	2003
Columbia Bancorp	100.00	86.20	80.13	147.42	228.87	319.59
Nasdaq Bank Stocks	100.00	96.15	109.84	118.92	121.74	156.62
Nasdaq US Market	100.00	185.43	111.83	88.76	61.37	91.75

March 10, 2004

COLUMBIA BANCORP

(1)	Proposal 1 — ELECTION OF DIRECTORS

	01 Charles F. Beardsley	Term expires 2007
	02 William Booth	Term expires 2007
	03 Roger L. Christensen	Term expires 2007
	04 Terry L. Cochran	Term expires 2007

( ) Vote FOR all nominees	( ) Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in box provided to the right.)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS GIVEN, IT WILL BE VOTED FOR ALL NOMINEES.

Address Change? Mark Box ☐

Indicate changes below:
Address Area:

Date ______________________________

Signature(s) in Box
Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Proxy #	Account #	Issue or Issuer #

Other information to be included on the proxy:

Company Name:	Columbia Bancorp
Event:	Annual Meeting of Shareholders
Date:	Thursday, April 22, 2004
Time:	6:30 p.m.

Address of Event:	Columbia Gorge Discovery Center
5000 Discovery Drive
The Dalles, OR 97058

We will be offering the VOTE BY MAIL and VOTE BY PHONE. Please do not include information on the Vote by Internet.

Please send a copy of this form to me via e-mail at sshore@columbiabancorp.com before printing them.